Exhibit 10.1

AMENDED AND RESTATED JOINT DEVELOPMENT AGREEMENT

This Amended and Restated Joint Development Agreement (this “Agreement”) is made and entered into on January 12, 2009, (the “Effective Date”) by and between Animas Corporation, a Delaware Corporation, having a principal place of business at 200 Lawrence Drive, West Chester, PA 19380 (“Animas”) and DexCom, Inc., a Delaware corporation, having a principal place of business at 6340 Sequence Drive, San Diego, CA 92121 (“DexCom”). This Agreement supercedes, in its entirety, the certain Joint Development Agreement dated January 9, 2008 by and between Animas and DexCom.

BACKGROUND

A.	DexCom is in the business of developing and commercializing continuous glucose monitoring systems, and its current product is marketed and sold as the Seven System (defined below).

B.	Animas is in the business of developing and commercializing insulin infusion pump systems marketed and sold as the Animas System (defined below).

C.	The parties believe it is in each of their best interests to collaborate on the development and commercialization of a system that connects via wireless telemetry for communication and data transfer, a DexCom continuous glucose monitoring system, including a hardware design and software system to enable the Animas System and future generations thereof to receive Sensor output (defined below) and convert the output into glucose results for display on or by the Animas System. The continuous glucose monitoring system may comprise DexCom’s “Seven System” and/or a next-generation continuous glucose monitoring system. The parties believe that connectivity between the Animas System and the Seven System (and/or a next-generation continuous glucose monitoring system) will result in an improvement in diabetes care and increased sales of both systems.

The parties therefore agree as follows:

1.	DEFINITIONS

1.1.	“Affiliates” means any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a party. For the purpose of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority).

1.2.	“Agreed Markets” means worldwide.

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

1.3.	“Animas System” means an insulin infusion pump system, designed, promoted and sold by Animas for the purpose of the subcutaneous delivery of insulin to human patients, including but not limited to an externally worn drug infusion pump.

1.4.	“Commercialization Phase” means the period of time from the end of the Development Phase until the effective date of any termination of any co-marketing or co-promotion agreement entered into between the parties .

1.5.	“Development Expenses” means all costs incurred by a Party in fulfilling its obligations under this Agreement that are required by generally accepted accounting principles to be included in the research and development expenditures of such Party on its financial statements.

1.6.	“Development Phase” means the period of time from the Effective Date until the Integrated System receives regulatory approval to be marketed in at least one Agreed Market.

1.7.	“Development Plan” has the meaning set forth in Section 2.1.1 hereof.

1.8.	“Effective Date” is January 12, 2009.

1.9.	“Embedded System” means the hardware design and Software owned by DexCom, including future generations thereof, and provided to Animas to enable the Integrated System to receive Sensor output and convert the output into glucose results.

1.10.	“FDA” means the United States Food and Drug Administration.

1.11.	“FDA QSR” means the FDA medical device Quality System Regulations, as amended from time to time, and any successor regulations or comparable regulations of the FDA.

1.12.	“Integrated System” shall mean an insulin infusion pump system capable of processing continuous glucose monitoring data as more fully described in Schedules B and C.

1.13.	“Receiver” means a component of a DexCom continuous glucose monitoring system, including future generations thereof, that receives the representative glucose value measured by the Sensor and transmitted to the Receiver by the Transmitter.

1.14.	“Regulatory Expenses” has the meaning set forth in Section 3.3 hereof.

1.15.	“Regulatory Plan” has the meaning set forth in Section 3.1 hereof.

1.16.	“Sensor” means a disposable continuous glucose monitoring electrode sensor, including future generations thereof, which is a component of a DexCom continuous glucose monitoring system and was designed and developed by DexCom to (i) penetrate the patient’s skin to come into contact with the patients interstitial fluid (ii) measure interstitial fluid glucose level, and (iii) be connected to a Transmitter to communicate measurement signals indicative of glucose values, as measured by the Sensor to the Transmitter.

1.17.	“Seven System” means the current commercial version of a continuous glucose monitoring system designed and developed by DexCom, including future generations thereof, which is comprised of the following: the Sensor, the Transmitter, the Receiver, and the Software.

1.18.	“Software” means a data management system in executable format (excluding source code), designed, developed and owned by DexCom to present, including future generations thereof, and process data as part of a continuous glucose monitoring system.

1.19.	“Transmitter” means a radio frequency transmitter located on or near the skin surface and connected to the Sensor, including future generations thereof, which receives and transmits the representative glucose value measured by the Sensor to the Receiver.

1.20.	“Technology” means information of a technical nature, in tangible and/or intangible form, including but not limited to inventions, invention disclosures, trade secrets, proprietary information, know how, technical data, documentation, concepts, processes, formulae, systems, equipment, apparatuses, software, designs, drawings, plans, specifications and similar information which may, by either party, be considered to include intellectual property.

2.	DEVELOPMENT

2.1.	Integrated System Development Plan; Development & Milestone Payments.

2.1.1.	Animas and DexCom will collaborate on the development of technology for adapting the Seven System (or, if applicable, a next-generation continuous glucose monitoring system) for use with the Animas System to effect communication of glucose data between the Sensors and the Animas System, which minimum specifications, are incorporated into this Agreement as Schedule B and may be, from time to time, amended or added to by agreement of the Steering Committee to accommodate modifications to the initial Integrated System or to set forth the minimum specifications for the development of each future Integrated System. Further, in accordance with the obligations set forth in Schedule C (as may be amended from time to time to accommodate modifications to the initial Integrated System or to set forth development obligations relating to each future Integrated System) (the “Development Plan”), the Parties agree to undertake responsibilities in developing the Integrated System. The Steering Committee, defined herein under Section 2.2 may, by unanimous consent, further define the Development Plan in a manner consistent with the elements set forth herein in Schedule C.

2.1.2.	Each party will perform its obligations under the Development Plan. Each party will bear its own Development Expenses in performing its obligations under the Development Plan; provided, that each party shall determine in its sole and absolute discretion the manner of performing such obligations and the resources and funds expended on such performance. Notwithstanding the foregoing, the parties acknowledge that Animas has made a one-time payment to DexCom of Five Hundred Thousand Dollars ($500,000) to offset a portion of DexCom’s research and development expenses related to the development of the initial Integrated System. Further, within ten (10) calendar days of the earlier of receipt of a CE mark for the first commercializable OUS product or by agreement of the Steering Committee, Animas shall make a one-time payment to DexCom of Three Hundred Thousand Dollars ($300,000) to constitute Animas’ total contribution toward DexCom’s research and development expenses for customizing the initial Integrated System for commercialization outside the United States. In connection with the development of each future Integrated System, if any, the Steering Committee may determine an appropriate payment, if any, by Animas to DexCom constituting Animas’ contribution toward DexCom’s research and development expenses for any future Integrated System and such agreed upon amount will be set forth in an amended Schedule C. It shall be within Animas’ sole discretion, however, to determine whether Animas’ makes any financial contribution toward any future Integrated System.

2.1.3.	Milestone Payment. Animas shall pay to DexCom Five Million Dollars ($5,000,000) within ten (10) calendar days of the earlier of receipt of a CE mark for the first commercializable OUS product, or by agreement of the Steering Committee, which payment shall be non-refundable and non-creditable.

2.1.4	Future Technologies. Animas, at its sole discretion, shall have the option to employ any future generation sensor technology developed by DexCom in an Embedded System. Animas shall offset at least a portion of any documented, actual development costs incurred by DexCom in adapting said future generation sensor technology into an Enabled Pump. The Steering Committee shall determine the amount of said offset. If the Steering Committee is unable to reach agreement on the amount of said offset, the offset shall be the documented, actual cost incurred by DexCom.

2.2.	Steering Committee.

2.2.1.	Animas and DexCom will establish a steering committee (the “Steering Committee”) to coordinate and oversee the overall implementation of this Agreement and the Development Plan.

2.2.2.	The Steering Committee shall consist of 3 members (“Steering Committee Members”) from each of Animas and DexCom. The Steering Committee Members shall be comprised of, at a minimum, senior R&D management from each party. The Steering Committee shall convene on a quarterly basis to review and approve work plans and progress. Additionally, the Steering Committee shall be available on a more frequent basis to address key project issues that may arise. All meetings of the Steering Committee may be by teleconference, videoconference or any other means of communication agreed to by the parties.

2.2.3.	Each of Animas and DexCom shall have one vote on the Steering Committee. If more than one representative of a party is present at a meeting, such representatives shall agree upon how that party’s vote shall be cast. If only one representative is present, that party shall be deemed authorized to vote on the matters raised at the meeting. All decisions of the Steering Committee shall be unanimous. No decision may be made by the Steering Committee unless a quorum is present, such quorum constituted by at least one member present from each of Animas and DexCom.

2.2.4.	If the Steering Committee is unable to reach agreement on any matter, then within ten business days it shall be referred to the President of Animas and the President and CEO of DexCom and they shall endeavour to resolve such matter in good faith within twenty business days of notification by the Steering Committee of the disagreement. If the Presidents are unable to reach an agreement on the matter: (i) with respect to any matter that could require expenditures of funds or utilization of resources by Animas, Animas shall have the right to make the decision; (ii) with respect to any matter that could require expenditures of funds or utilization of resources by DexCom, DexCom shall have the right to make the decision, and (iii) with respect to all matters not covered by clauses (i) or (ii), the matter shall be resolved pursuant to the provisions of Section 14.9 of this Agreement.

2.3.	Seven System Development. DexCom will be responsible, at its own expense, for the development and maintenance of the Seven System (and, if applicable, any next-generation continuous glucose monitoring systems).

2.4.	Animas System Development. Animas will be responsible, at its own expense, for the development and maintenance of the Animas System.

3.	CLINICAL DEVELOPMENT, REGULATORY FILINGS AND ADDITIONAL CLINICAL OBLIGATIONS.

3.1.	Clinical Development of the Integrated System. Animas and DexCom agree to seek and maintain regulatory approval to market the Integrated System in the U.S. and in the other Agreed Markets determined by Animas in its sole discretion in accordance with terms and including conditions no less than those set forth as herein as Schedule D (as may be amended from time to time to accommodate locale-specific regulatory strategies related to the initial Integrated System and each future Integrated System) (the “Regulatory Plan”). The Regulatory Plan shall describe the responsibilities of the Parties in seeking and maintaining regulatory approval of the Integrated System in the Agreed Markets. The parties mutually agree that the Regulatory Plan attached hereto as Schedule D shall form the basis for the Regulatory Plan and that the Steering committee shall review and revise this plan on a periodic basis as necessary to accommodate, among other things, locale-specific regulatory strategies related to the initial Integrated System and each future Integrated System.

3.2.	Regulatory Expenses. “Regulatory Expenses” means all expenses associated with the Regulatory Plan. Subject to Steering Committee approval of the Regulatory Plan and the initiation of clinical activities, the parties will share Regulatory Expenses equally. Notwithstanding the foregoing, upon commencement of human clinical trial activities by DexCom relating to the initial Integrated System to be commercialized in the United States, Animas shall make a one-time payment to DexCom of Two Hundred and Fifty Thousand Dollars ($250,000) constituting Animas’ total contribution toward any clinical trial expenses (“Trial Contribution”) related to the development of the initial Integrated System. By accepting the Trial Contribution, DexCom agrees that Animas shall have a right of participation in the design and commencement of any clinical trials and that the Steering Committee shall, by unanimous agreement, dictate the design and commencement of any clinical trials. The parties acknowledge and agree that Animas shall incur all financial and non-financial responsibility for all regulatory filings, licenses, or certifications outside of the United States. DexCom agrees, however, to provide necessary support and assistance to permit Animas to obtain any regulatory approvals, licenses or certifications. Animas will reimburse DexCom for any reasonable out-of-pocket expenses or actual costs incurred by DexCom in providing assistance or support to Animas in obtaining regulatory approvals, licenses, or certifications, upon successful receipt of said approvals, licenses, or certifications. The parties further acknowledge and agree that it shall be within Animas’ sole discretion to determine the location and timing of any application or request for regulatory approval, license, or certification for any country outside of the United States.

4.	RECORD KEEPING

4.1.	Records. Each party will maintain records of work performed under the Development Plan, the Regulatory Plan and any other Clinical Development performed by or for such party, if any, with respect to the Integrated System, in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved (including all data in the form required under any applicable governmental regulations).

4.2.	Reports. Each party will provide to the Steering Committee, during the first week of each quarter a written report summarizing the progress of its work on the Development Plan, the Regulatory Plan and any other Clinical Development performed by such party, if any, with respect to the Integrated System.

5.	MANUFACTURING

5.1.	Manufacturing Responsibility. DexCom will be wholly responsible for manufacturing Sensors and Transmitters for use with the Integrated System. Animas will be wholly responsible for manufacturing insulin pumps capable of displaying data received from a DexCom Sensor for use in the Integrated System.

5.2.	Terms of Manufacture. Each party shall manufacture its respective systems in accordance with applicable product specifications and all applicable laws, as then in effect, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials according to local, state and federal regulations. Upon reasonable request and at mutually agreeable times, each party will permit representatives of the other party to observe such manufacture and to have access to any relevant records in connection with such manufacture; provided that in the case of DexCom, such access shall be limited to records relating to the Embedded Systems and shall in no event contain any information regarding Sensor manufacturing; and provided, further, that in the case of Animas, such access shall be limited to records relating to the communication feature of the Integrated System. The parties acknowledge and agree that any such observations and all such manufacturing records shall be protected under the confidentiality provisions of Section 11. Each party represents and warrants to the other that it has and will maintain during the term of this Agreement all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

6.	COMMERCIALIZATION

6.1.	Commercialization Agreements. The parties entered into a commercialization agreement on July 31, 2008 (the “Commercialization Agreement”) related to the commercialization of the initial Integrated System in the United States. The parties have also entered into a separate commercialization agreement, effective as of the Effective Date of this Agreement, related to the commercialization of the initial Integrated System (and future systems) outside the United States (the “OUS Commercialization Agreement”).

7.	INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

7.1.	Background Technology. Subject to definition of the scope of the license set forth in the Commercialization Agreement or the OUS Commercialization Agreement, as applicable, DexCom has granted to Animas, to the extent necessary to enable Animas to market and sell the Integrated System, including future generations thereof, the non-exclusive right in the United States and the exclusive right in all other Agreed Markets, to market, sell and distribute ambulatory insulin infusion pumps containing the Embedded System. Further, each party retains all right, title and interest in all Technology (including all patent, copyright, trade-secret and other intellectual property rights therein) that: (i) was created by such party’s personnel or otherwise obtained by such party prior to the Effective Date, or (ii) is created by such party’s personnel or otherwise obtained by such party on or after the Effective Date independently and outside the scope of the Development Plan (“Background Technology”). To the extent a party provides any of its Background Technology to the other party pursuant to the Development Plan and consents to inclusion of such Background Technology in the Integrated System, then such providing party grants to the other a non-exclusive license, without the right to sublicense, to use such Background Technology, as applicable, solely for the development, manufacture, sale and distribution of the Integrated System pursuant to the terms of this Agreement and under any applicable co-marketing agreement.

7.2.	New Technology. To the extent a party creates any Technology in connection with, or within the scope of, the Development Plan (“New Technology”), such party will promptly notify the other. Subject to the terms and conditions of this Agreement, including without limitation Section 7.3, as between the parties, ownership of New Technology will be as follows:

7.2.1.	Subject to Section 7.2.2, each party will own all right, title and interest in all New Technology (including all patent, copyright, trade-secret and other intellectual property rights therein) invented or authored independently by such party’s personnel (including third parties working on such party’s behalf) in connection with performance under this Agreement.

7.2.2.	The parties will jointly own all right, title and interest in all New Technology (including all patent, copyright, trade-secret and other intellectual property rights therein) that personnel of Animas and DexCom (including third parties working on each party’s behalf) jointly create, with each party having co-exclusive, sublicensable rights to such property; provided that it is the expressed intent of the parties to avoid development of any jointly owned New Technology. In the event of infringement by a third party of the jointly owned New Technology, the parties agree to consult with each other prior to contacting or taking any action against the third party.

7.2.3.	As used in this Section 7.2, the person or persons responsible for having “created” New Technology will be determined: (i) with respect to inventions, under principles of inventorship in accordance with U.S. patent law, and (ii) with respect to works of authorship, under principles of authorship in accordance with U.S. copyright law. Accordingly, whether an invention or work is created “jointly” will be determined in accordance with principles of ownership under U.S. patent or copyright law, as applicable.

7.3.	Prosecution of Patents and Copyrights in Jointly Owned New Technology. The parties will establish a patent committee with an equal number of representatives from each party (the “Patent Committee”), to review and coordinate the filing and prosecution of patent applications related to any jointly owned New Technology. All patent applications for such jointly owned New Technology will be reviewed and approved by the Patent Committee prior to filing. The Patent Committee will meet quarterly and take the necessary action to file patents arising out of any jointly owned New Technology. DexCom and Animas will each pay one half of expenses for patents owned jointly by the parties and preparation and prosecution of all jointly developed IP shall be conducted by a private law firm to be selected and unanimously agreed upon by the Patent Committee. All decisions of the Patent Committee will be by unanimous consent. The Steering Committee will resolve any issues the Patent Committee is unable to resolve unanimously.

7.4.	No Implied Rights. Except as expressly provided herein, no party hereto grants to any other party hereto any rights or licenses under such party’s Technology or any patent, copyright, trade-secret or other intellectual property or proprietary rights therein.

8.	PRODUCT WARRANTY

8.1.	Quality Systems Requirements.

8.1.1.	By Animas. Animas hereby warrants and covenants that it has established and will maintain quality management systems in respect of the design, manufacture, quality assurance and testing of the Animas System which have been and will remain in compliance with FDA QSR requirements and any reasonably necessary requirements for commercializing the Integrated System in jurisdictions outside the United States as determined by Animas.

8.1.2.	By Animas Suppliers. Animas will ensure that its suppliers and subcontractors for the Animas System (including its components and materials) have equivalent quality management systems and product quality control procedures in place, fully operational and capable of external inspection, if requested by DexCom.

8.1.3.	Audit Rights. Subject to DexCom giving Animas reasonable notice, Animas will grant DexCom or its representatives access to Animas’ or its suppliers’ or subcontractors’ premises, at such times as DexCom may reasonably request, to inspect and audit Animas’ or its suppliers’ or subcontractors’ for compliance with applicable quality requirements; provided, that such review inspection shall be solely limited to activities by Animas or its suppliers that are in direct support of Animas’ obligations under this Agreement.

8.1.4.	By DexCom. DexCom hereby warrants and undertakes that it has established and will maintain quality management systems in respect of the design, manufacture, quality assurance and testing of the Seven System which have been and will remain in compliance with FDA QSR requirements and any reasonably necessary requirements for commercializing the Integrated System in jurisdictions outside the United States as determined by Animas. Animas shall make reasonable and necessary financial contributions to DexCom, in amounts and at times agreed to by the Steering Committee, to offset at least a portion of DexCom’s expenses in complying with this paragraph.

8.1.5.	By DexCom Suppliers. DexCom will ensure that its suppliers and subcontractors for the Seven System (including its components and materials) have equivalent quality management systems and product quality control procedures in place, fully operational and capable of external inspection, if requested by Animas.

8.1.6.	Audit Rights. Subject to Animas giving DexCom reasonable notice, DexCom will grant Animas or its representatives access to DexCom’s or its suppliers’ or subcontractors’ premises, at such times as Animas may reasonably request, to inspect and audit DexCom’s or its suppliers’ or subcontractors’ for compliance with applicable quality requirements; provided, that such review inspection shall be solely limited to activities by DexCom or its suppliers that are in direct support of DexCom’s obligations under this Agreement.

8.2.	DEXCOM DOES NOT ASSUME OR AUTHORIZE ANY OTHER PERSON TO ASSUME ANY OTHER LIABILITY OR MAKE ANY OTHER WARRANTY ARISING OUT OF OR IN CONNECTION WITH THE SALE OR USE OF THE SEVEN SYSTEM (OR ANY NEXT GENERATION CONTINUOUS GLUCOSE MONITORING SYSTEM) OR ANY COMPONENT THEREOF OR THE INTEGRATED SYSTEM OR ANY COMPONENT THEREOF. ANIMAS DOES NOT ASSUME OR AUTHORIZE ANY OTHER PERSON TO ASSUME ANY OTHER LIABILITY OR MAKE
ANY OTHER WARRANTY ARISING OUT OF OR IN CONNECTION WITH THE SALE OR USE OF THE ANIMAS SYSTEM OR ANY COMPONENT THEREOF OR THE INTEGRATED SYSTEM OR ANY COMPONENT THEREOF.

9.	OTHER REPRESENTATIONS AND WARRANTIES

9.1.	By Animas. Animas warrants and represents to DexCom that (i) Animas has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) Animas has not previously granted and will not grant any right in conflict with any of the rights granted herein; (iii) to Animas’ knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform any of its obligations under this Agreement.

9.2.	By DexCom. DexCom warrants and represents to Animas that (i) DexCom has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) DexCom has not previously granted and will not grant any right in conflict with any of the rights granted herein; (iii) to DexCom’s knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform its obligations under this Agreement.

9.3.	Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF ANIMAS AND DEXCOM MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ANY WARRANTIES EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, AND NON-INFRINGEMENT.

10.	CONFIDENTIALITY

10.1.

Confidential Information. Except as expressly provided in this Agreement, any party receiving Confidential Information, as defined below (the “Receiving Party”), will not publish or otherwise disclose and will not use such Confidential Information for any purpose (other than the development, manufacture and commercialization of the Integrated System pursuant to this Agreement). For purposes of this Agreement, “Confidential Information” means any information furnished by a party (the “Disclosing Party”) pursuant to this Agreement which, if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is indicated orally to be confidential or proprietary by the Disclosing Party at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within a reasonable time after such disclosure.

Notwithstanding the foregoing, Confidential Information will not include information that, in each case as demonstrated by reliable written documentation:

10.1.1.	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

10.1.2.	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving party;

10.1.3.	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

10.1.4.	was subsequently lawfully disclosed to the Receiving Party by a person without breaching a duty of confidentiality or developed by the Receiving Party without reference to any information or materials disclosed by the Disclosing Party.

10.2.	Permitted Disclosures. Notwithstanding Section 10.1, a Receiving Party may use or disclose Confidential Information solely to the extent such use or disclosure is reasonably necessary in complying with an order of a court of law or complying with applicable governmental regulations, provided that if a Receiving Party is required to make any such disclosure of Confidential Information, it will give the other party reasonable advanced notice of the disclosure, and use its reasonable efforts to secure confidential treatment of the information prior to its disclosure (whether through protective orders or otherwise).

10.3.	Return of Confidential Information. Within 30 days after the effective date of any termination of this Agreement, each party will return to the other party (where practicable), or at the Receiving Party’s option destroy and provide written certification of the destruction of, all tangible materials that contain the other party’s Confidential Information.

10.4.

Limitations on Public Announcements. The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the Effective Date make, issue or release any public announcement, press release, statement or acknowledgment relating to this Agreement (including the existence hereof), or reveal publicly the terms, conditions and status of the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall, to the extent reasonably possible, have given not less than two (2) business days prior notice to the other party, and shall have attempted, to clear such announcement, statement, acknowledgment or revelation with the other party. Neither party shall use the name of the other party or any of its Affiliates for advertising or promotional purposes without the prior written consent of such other party, except as otherwise set forth herein. Notwithstanding the above, within two (2) business days of the execution of this Agreement, the parties agree that DexCom will issue a press release describing the business initiative contemplated hereby in a form that has been reviewed and agreed to by Animas.

11.	INDEMNIFICATION AND DEFENSE OF INFRINGEMENT

11.1.	DexCom will defend and indemnify Animas, its Affiliates, and each of its directors, officers, employees, agents, successors and assigns (collectively, “Animas Indemnities”), against all third-party claims, suits and proceedings, and will hold the Animas Indemnitees harmless against all judgments, settlements, costs, liabilities and expenses (including without limitation, reasonable attorneys’ fees and litigation costs) (collectively, “Losses”) payable to third parties in connection with such claims, suits and proceedings, to the extent arising from or occurring as a result of: (i) DexCom’s breach of the representations and warranties and covenants made by DexCom in this Agreement, (ii) the actual or alleged infringement of a valid claim of a patent or the actual or alleged infringement or misappropriation of a third-party intellectual property right by the Seven System (or components thereof) (or, if applicable, any next generation continuous glucose monitoring system) , or (iii) physical injury (including death) and/or property damage actually or allegedly caused by Seven System (or components thereof) (or, if applicable, any next generation continuous glucose monitoring system), excluding physical injury (including death) and property damage actually or allegedly caused by the Animas System (or components thereof) as set out in Section 11.2(iii).

11.2.	Animas will defend and indemnify DexCom, its Affiliates, and each of its directors, officers, employees, agents, successors and assigns (collectively, “DexCom Indemnitees”), against all third-party claims, suits and proceedings, and will hold the DexCom Indemnitees harmless against all Losses payable to third parties in connection with such claims, suits and proceedings, to the extent arising from or occurring as a result of: (i) Animas’ breach of the representations and warranties and covenants made by Animas in this Agreement, (ii) the actual or alleged infringement of a valid claim of a patent or the actual or alleged infringement or misappropriation of a third-party intellectual property right by the Animas System (or components thereof), or (iii) physical injury (including death) and/or property damage actually or allegedly caused by the Animas System (or components thereof), excluding physical injury (including death) and property damage actually or allegedly caused by the Seven System (or components thereof) (or, if applicable, any next generation continuous glucose monitoring system) as set out in Section 11.1(iii).

11.3.	Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an “Indemnity Claim”) under this Article 11. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party’s defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to control the defense of, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

11.4.	If the manufacture, sale or use of the Integrated System results in a third-party claim, suit or proceeding against Animas or DexCom alleging infringement of a claim of a patent or alleges infringement or misappropriation of some other intellectual property right of such third party and none of DexCom or Animas is entitled to indemnification pursuant to Sections 11.1 and 11.2 (“Integrated System Infringement Action”), such party will promptly notify the other party in writing. The parties will cooperate and share equally costs related to the defense of any Integrated System Infringement Action; provided, that if one party has a conflict of interest with respect to the other party in such action, then such party may defend the action with its own counsel and shall not be obligated to share any costs with the other party following delivery of a written notice to the other party setting forth such conflict. The parties will consult prior to entering any settlement agreement concerning any Integrated System Infringement Action and, in the event a party desires that the other party not accept a proposed settlement agreement, the parties will negotiate in good faith regarding alternatives to accepting the proposed settlement agreement. If the parties are not able to agree upon an alternative to the proposed settlement agreement and one of the parties desires to accept such agreement, then the party desiring settlement shall have the option to allow the other party to proceed with the defense of the action and the party desiring settlement shall not be obligated to pay any further defense costs and shall not be obligated to pay an amount greater than fifty percent (50%) of the amount proposed in the settlement agreement. In the case that one party proceeds with the defense as set forth in the prior sentence, that party shall have the right to settle the action without the other party’s consent, subject to the monetary limitations set forth in the prior sentence and provided that the settlement contains no equitable remedies or other provisions that could negatively impact the other party’s business.

11.5.	Notwithstanding the foregoing, an indemnifying party under this Section 11 has no obligation for any Losses to the extent resulting from (i) the other party’s negligence or willful misconduct or(ii) the other party’s manufacturing, marketing, promotion, sale, distribution or use of the Integrated System or any components thereof outside the scope of this Agreement.

12.	TERM AND TERMINATION

12.1.

The initial term of this Agreement will commence on the Effective Date and will expire upon the third (3rd) anniversary of the Effective Date (subject the following sentence, the “Term”). This Agreement shall automatically renew for [******], unless either party notifies the other at least [******] prior to the expiration of the Term that it desires the Agreement to expire upon such expiration date.

12.2.	With respect to any given country or countries in the Agreed Markets, either party may terminate this Agreement upon [******] prior written notice in such country or countries if such party discovers a patent of a third party which, in such party’s sole discretion, arguably covers in whole or in part any aspect of the Integrated System (exclusive of packaging or trademark) in such country or countries where such party may be liable for patent infringement as a result of its activities under this Agreement.

12.3.	With respect to any given country or countries in the Agreed Markets, either may terminate this Agreement in such country or countries upon [******] days prior written notice if, following receipt of initial regulatory approval, a competent regulatory authority prohibits the sale of the Integrated System or the Integrated System is unable to be sold in such country or countries due to regulatory or legal constraints, in each case, for a period of at least [******].

12.4.	Either Animas or DexCom may terminate this Agreement by written notice if the other materially breaches or defaults in the performance of any of its material obligations hereunder, and such default continues for [******] after the non-breaching party provides written notice of the breach to the breaching party.

12.5.	Notwithstanding the foregoing provisions of Section 12.4, from the date either party notifies the other party that it wishes to commence a proceeding in accordance with the dispute resolution procedures set forth in Section 14.9 until the date such proceeding has been concluded, the running of the time periods referred to in this Section for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy. In no event shall any action taken by Animas or DexCom to comply with applicable law or regulations be construed or interpreted as being prohibited by the terms of this Agreement nor shall any such action be construed or interpreted as breach of this Agreement.

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

12.6.	Either Animas or DexCom may terminate this Agreement immediately if the other: (i) liquidates or dissolves, or (ii) becomes subject to any bankruptcy or insolvency proceeding under federal or state law that is not dismissed within 90 days.

12.7.	Effect of Termination.

12.7.1.	No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, the Integrated System or any component thereof by either party after the effective date of termination of this Agreement will not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement.

12.7.2.	Accrued Rights and Obligations. Termination of this Agreement will not relieve either party for liabilities or obligations incurred pursuant to the terms and conditions of this Agreement prior to termination.

12.7.3.	Survival. The obligations under Article 7, 10.1, 10.2, 11, 13 and 14 of this Agreement will survive expiration or termination of this Agreement. DexCom agrees to continue to sell Sensors to patients using the Integrated System at least and until DexCom ceases production of the Seven System and variants and future generations thereof.

13.	LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMLARY OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THESE LIMITATIONS SHALL APPLY WHETHER OR NOT THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

IF EITHER PARTY TERMINATES THIS AGREEMENT IN ACCORDANCE WITH ANY OF ITS PROVISIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, BECAUSE OF SUCH TERMINATION, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVENTORY, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF ANIMAS OR DEXCOM.

14.	MISCELLANEOUS

14.1.	Subcontractors. Either party may subcontract the performance of its obligations under this Agreement to third parties, provided that such third parties are bound by restrictions with respect to the protection and use of Confidential Information which are no less stringent than those set forth in this Agreement.

14.2.	Force Majeure. Nonperformance of any party (except for payment obligations) will be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the gross negligence or willful misconduct of the nonperforming party. Such nonperformance will be excused for six (6) months or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party gives immediate written notice to the other party of the force majeure event. Such non-performing party shall exercise all reasonable efforts to eliminate the force majeure event and to resume performance of its affected obligations as soon as practicable.

14.3.	No Implied Waivers; Rights Cumulative. No failure on the part of DexCom or Animas to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, nor will any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

14.4.	Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute DexCom or Animas as partners in the legal sense. No party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

14.5.	Notices. All notices, requests and other communications hereunder will be in writing and will be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Animas:	Animas Corporation 200 Lawrence Drive West Chester, PA 19380 Attn: President

DexCom:	DexCom, Inc. 6340 Sequence Drive San Diego, California 92121 Attn: President & CEO

14.6.	Assignment. Neither party shall assign, license, sublicense or otherwise transfer (by operation of law or otherwise) this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that (i) each party may assign its rights or obligations hereunder without the prior consent of the other party to an Affiliate of such assigning party and (ii) each party may assign its rights and obligations hereunder without the prior consent of the other party to any third party that acquires all of such party’s assets related to this Agreement, whether by means of a merger, sale of assets, exclusive license or otherwise. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and each of their respective successors and assigns.

14.7.	Modifications. No amendment or modification of any provision of this Agreement will be effective unless in writing signed by all parties hereto. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all parties.

14.8.	Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.9.	Arbitration and Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with, the laws of the State of Delaware.

a.	Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration (available at <http://www.cpradr.org/arb-intro.asp?M=9.3>), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Wilmington, Delaware.

b.	The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at <http://www.adr.org/EthicsAndStandards>).

c.	The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

d.	In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

e.	In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph (c) above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph (c) schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

f.	The arbitrator(s) must render their award by application of the substantive law of the State of Delaware and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

g.	In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph (d) above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in paragraph h. Any such review must be initiated within thirty (30) days following the rendering of the award referenced in (f) above.

h.	The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

i.	The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

j.	Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

k.	EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

l.	EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

14.10	Mediation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the International Institute for Conflict Prevention and Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in Wilmington, Delaware and shall be attended by a senior executive with authority to resolve the dispute from each of the companies that are parties. The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as JAMS or CPR. The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under Section 14.9 above be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties. Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings. Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed

14.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same instrument.

14.12	Headings. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

14.13	Entire Agreement. This Agreement, including the Attachments attached hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between DexCom and Animas with respect to such subject matter.

14.14	All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title 11 of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that each party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property. If a case is commenced by or against a party under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, the licensee party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by such licensee party or provide to the licensor party all such intellectual property (including all embodiments thereof) held by the licensee party and such successors and assigns, as the licensor party may elect in a written request, immediately upon such request. If a Bankruptcy Code case is commenced by or against a licensee party, this Agreement is rejected as provided in the Bankruptcy Code and the licensor party elects to retain its rights hereunder as provided in the Bankruptcy Code, then the licensee party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide to the licensor party all such intellectual property (including all embodiments thereof) held by the licensee party and such successors and assigns immediately upon the licensor party’s written request therefor. All rights, powers and remedies of the licensor party provided under this Section are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against the licensee party.

14.15	Each party recognizes and acknowledges that the other party and its Affiliates have been, and will continue to be, actively involved in the design, development, marketing and sale of products in the diabetes treatment field. Both parties understand and agree that the other party and its Affiliates may acquire, license, design, develop, market, sell and/or distribute products that compete with the products contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

DEXCOM, INC.		ANIMAS CORPORATION

By:	/s/ Terrance H. Gregg	By:	/s/ Michael Rechtiene
Print Name:	Terrance H. Gregg	Print Name:	Michael Rechtiene
Title:	President & CEO	Title:	President, Animas Corporation
Date:	January 12, 2009	Date:	January 12, 2009

Schedules

Schedule A:	Commercialization Plan

Schedule B:	Product Specifications

Schedule C:	Development Plan

Schedule D:	Regulatory Plan

SCHEDULE A

COMMERCIALIZATION PLAN

Proposed marketing and medical education arrangements prior to launch [******]:

[******]Proposed sales and marketing for launch of joint product:

Assumptions

[******]

Key Activities

•	[******]

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE B

PRODUCT SPECIFICATION

The initial Integrated System will consist of the Sensor and Transmitter units wirelessly communicating CGM data to an Animas insulin pump. The sensor and transmitter are the components used in DexCom system Seven or another mutually agreed upon replacement with similar or better accuracy, reliability, physical and performance specifications.

The Sensor and Transmitter, subject in all cases to DexCom’s current FDA label:

1.	[******]

The Animas Pump:

1.	[******]

The System:

1.	[******]

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE C

DEVELOPMENT PLAN

The development plan is meant to outline general functions. Timelines are approximate and may be adjusted by the steering committee as deemed necessary.

Assumptions:

1. [******]

Phase 1:

[******]

Phase 2: [******]

    a.

Phase 3: [******]

    a.

Phase 4: [******]

    a.

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE D

REGULATORY PLAN

Regulatory Application:

Animas and DexCom will work jointly to develop the most effective regulatory strategy to bring the product to market. This may include communication with the Food and Drug Administration (“FDA”). [******]

Clinical Evaluations:

[******]

Device Listing:

[******]

Medical Device Reporting and Recalls:

[******]

Promotional material review:

[******]

US Regulatory Strategy:

[******]

OUS Regulatory Strategies

[******]

[******] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.